Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF SHARES; USE OF PROCEEDS	1
1.1	Agreement to Issue, Sell and Purchase the Shares	1
1.2	Closing and Delivery of the Shares	1
1.3	Use of Proceeds	2

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2
2.1	Organization and Qualification	2
2.2	Authorized Capital Stock	2
2.3	Issuance, Sale and Delivery of the Shares	3
2.4	Due Execution, Delivery and Performance of the Agreement	3
2.5	Valid Offering	4
2.6	No Defaults	4
2.7	No Material Change	4
2.8	Compliance	5
2.9	Litigation	5
2.10	Transfer Taxes	6
2.11	Investment Company	6
2.12	Customers and Suppliers	6
2.13	Corrupt Practices	6
2.14	SEC Filings; Financial Statements	6
2.15	Internal Accounting Controls	8
2.16	Corporate Records	8
2.17	Nasdaq Compliance and Listing	8
2.18	Full Disclosure	8

ARTICLE III	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS	9
3.1	Investment Representations and Covenants	9
3.2	Authorization; Validity of the Agreement	9
3.3	No Conflict	9
3.4	No Legal, Tax or Investment Advice	10
3.5	Restrictive Legend	10
3.6	Sufficient Funds	10

ARTICLE IV	COVENANTS	10
4.1	Efforts	10
4.2	Injunctive Relief	10
4.3	Covenants	11
4.4	Price Protection Share Right	11
4.5	Lock-Up Agreement	12
4.6	Nasdaq Matters	13
4.7	Notification of Transfer	13
4.8	Piggy-Back Registration Rights	13
4.9	Public Announcements	13

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ARTICLE V	INDEMNIFICATION	13
5.1	Survival	13
5.2	Limits on Claims	14
5.3	Indemnification by the Company	14
5.4	Indemnification by the Purchasers	14
5.5	Procedure for Indemnification	14
5.6	Remedies Exclusive	15
5.7	Right of Set-Off	15

ARTICLE VI	MISCELLANEOUS	15
6.1	Broker’s Fee	15
6.2	Assignment	15
6.3	Expenses	16
6.4	Notices	16
6.5	Changes	17
6.6	Headings	17
6.7	Severability	17
6.8	Governing Law	17
6.9	Counterparts	17
6.10	Entire Agreement	17
6.11	No Third-Party Beneficiaries	17

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EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is made as of March 8, 2013, by and among Revolution Lighting Technologies, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 124 Floyd Smith Drive, Suite 300, Charlotte, NC, Great American Insurance Company, a corporation organized under the laws of the State of Ohio, with its principal offices at 301 East Fourth Street, Cincinnati, OH 45202 (“Great American”) and Great American Life Insurance Company, a corporation organized under the laws of the State of Ohio, with its principal offices at 301 East Fourth Street, Cincinnati, OH 45202 (“Great American Life” and together with Great American, the “Purchasers”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; USE OF PROCEEDS

1.1 Agreement to Issue, Sell and Purchase the Shares. At the Closing (as defined in Section 1.2) and upon the terms and conditions hereinafter set forth, the Company will sell to:

(a) Great American, and Great American will purchase from the Company, for an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000), (x) 2,136,752 shares (the “Great American Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and (y) the right to receive the Price Protection Shares (as defined below) on the terms and conditions set forth in Section 4.4 below; and

(b) Great American Life, and Great American Life will purchase from the Company, for an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000), (x) 2,136,752 shares (the “Great American Life Shares” and together with the Great American Shares, the “Shares”) of Common Stock and (y) the right to receive the Price Protection Shares (as defined below) on the terms and conditions set forth in Section 4.4 below.

1.2 Closing and Delivery of the Shares.

(a) Closing. The purchase and sale of the Shares (the “Closing”) shall occur at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, NY 10020 or such other place as the parties may agree, on the date hereof, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law (as defined in Section 2.8) or executive order to be closed.

(b) Delivery of the Shares. At the Closing, the Company shall deliver to each Purchaser one or more stock certificates, registered in the name of such Purchaser, representing the Shares set forth in Section 1.1 above and bearing the legend specified in Section 3.5 hereof referring to the fact that the Shares were sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) against delivery of the purchase price therefore by wire transfer of immediately available funds to an account designated by the Company.

1.3 Use of Proceeds. Proceeds from the sale of the Shares shall be used by the Company for general corporate and working capital purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to, and covenants with, the Purchasers as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect (as defined in Section 2.7). Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Schedule 2.1 sets forth each direct or indirect subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”).

2.2 Authorized Capital Stock. As of the date hereof, the Company’s authorized capital stock consists of (i) 120,000,000 shares of Common Stock, of which 71,347,323 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which (A) 1,000,000 have been designated Series B Convertible Preferred Stock (the “Series B Stock”), 2 shares of which are issued and outstanding, (B) 25,000 have been designated Series C Convertible Preferred Stock (the “Series C Stock”), 10,000 shares of which are issued and outstanding, (C) 13,000 have been designated Series D Convertible Preferred Stock (the “Series D Stock”), 11,915 shares of which are issued and outstanding and (D) 10,000 have been designated Series E Convertible Redeemable Preferred Stock (the “Series E Stock”), 5,000 shares of which are issued and outstanding. Except as set forth on Schedule 2.2, the Company has not issued any shares since September 30, 2012 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board and upon the exercise or conversion of options, warrants and preferred stock outstanding on such date. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any agreements or commitments to issue or sell, shares of capital stock or other securities of the Company and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, rights of first offer, buy-sell rights, co-sale rights or “drag-along” rights) of any securities of the Company. With respect to each Subsidiary, (i) the Company owns (directly or through its direct Subsidiaries) 100% of each Subsidiary’s capital stock, (ii) all the issued and outstanding shares of each such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any Subsidiary’s capital stock, and (iv) there are no agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or any such Subsidiary. The Company does not directly or indirectly own, or have a right to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.3 Issuance, Sale and Delivery of the Shares. (i) The Shares will be, upon payment therefore by the Purchasers in accordance with the terms hereof and (ii) the additional shares of Common Stock issuable pursuant to Section 4.4 below (the “Price Protection Shares”) will be, if and when issued in accordance with Section 4.4 below, duly authorized, validly issued, fully paid and nonassessable and shall be free and clear of all liens, claims, encumbrances and restrictions, except as imposed by applicable securities laws. No further approval or authorization of the board of directors of the Company (the “Board of Directors” or the “Board”) will be required for the issuance, sale and delivery of the Shares to the Purchasers pursuant to the terms hereof or the issuance and delivery of the Price Protection Shares to the Eligible Persons (as defined in Section 4.4(c)), if any.

2.4 Due Execution, Delivery and Performance of the Agreement. The Company has full legal right, corporate power and authority to authorize, execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of the Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company. The execution and performance of the Agreement by the Company and the consummation of the transactions herein contemplated will not (i) violate any provision of the organizational documents of the Company, (ii) result in the creation of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, adverse claim, interference or right of third party of any nature upon any material assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, commitment, undertaking, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which the Company or any

Subsidiary is a party or by which the Company or its properties, or any Subsidiary or any Subsidiary’s properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental or quasi-governmental body applicable to the Company or any Subsidiary or any of their respective properties. No consent, approval, authorization, order, filing with, or action by or in respect of any court, regulatory body, administrative agency or other governmental or quasi-governmental body is required for the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby, other than such as have been made or obtained and except for compliance with state securities Laws, federal securities Laws and NASDAQ rules applicable to the listing of the Shares and, if applicable, the Price Protection Shares. Upon their execution and delivery, and assuming the valid execution thereof by the Purchasers, the Agreement will constitute the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 Valid Offering. Assuming the accuracy of the representations and warranties of Purchasers set forth in Article III, the offer, sale, and issuance of the Shares and, if applicable, the Price Protection Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.

2.6 No Defaults. The Company is not in violation or default of any provision of its certificate of incorporation or bylaws, or other organizational documents, or, except as to defaults, violations and breaches which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company there does not exist any state of fact which, with notice or lapse of time or both, would constitute a breach or default on the part of the Company, except such breaches or defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

2.7 No Material Change. Since September 30, 2012, (i) except for the matters set forth on Schedule 2.7, neither the Company nor any Subsidiary has incurred any material liabilities or obligations which would be required under generally accepted accounting principles in the United States (“GAAP”) to be set forth on the Company’s balance sheet; (ii) neither the Company nor any Subsidiary has sustained any material loss or interference with its respective businesses or properties from fire, flood, windstorm, accident or other calamity whether or not covered by insurance; (iii) the Company has not paid, authorized or declared any dividends or other distributions with respect to its capital stock, or redeemed or repurchased any securities of the Company; (iv) neither the Company nor any Subsidiary is in default in the payment of principal or interest on any outstanding debt obligations; (v) there has not been any change, by split, combination, reclassification or otherwise, in the capital stock of the Company or, other than the sale of the Shares hereunder and the issuance of shares or options pursuant to employee or director equity incentive plans or purchase plans approved by the Board of Directors or upon the exercise of options and warrants outstanding on such date, the issuance, sale or other disposition of any of capital stock or the Company, (vi) there has not been any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it; (vii) there has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and which is not material to the assets (including intangible assets), properties, condition (financial or otherwise), operations or results of operations or business of the Company and the Subsidiaries taken as a whole; (viii) except as set forth on Schedule 2.7, there has not been any change or amendment to the Company’s certificate of incorporation or bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject; (ix) except as set forth on Schedule 2.7, there has not been any contract or transaction entered into by the Company or any Subsidiary other than in the ordinary course of business; (x) except for the matters set forth on Schedule 2.7, there has not been the loss or threatened loss of any material customer; (xi) there has not been the incurrence of any lien upon any of the Company’s properties, capital stock or assets, tangible or intangible; and (xii) except for the matters set forth on Schedule 2.7, there have been no events or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean: (a) a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

2.8 Compliance. Each of the Company and the Subsidiaries has complied in all material respects with each Law and is not in violation of any such Law. There have been no written notices or orders of material noncompliance issued to the Company or any Subsidiary under or in respect of any such Law and, to the knowledge of the Company, none of the Company or any Subsidiary is or has been charged or under investigation with respect to any material noncompliance. To the knowledge of the Company, there are no existing circumstances that are reasonably likely to result in any such violation. “Law” means any judgment, ruling, order, edict, decree, statute, law (including common law), ordinance, rule, permit, code or regulation applicable to the Company or any Subsidiary or their respective businesses, properties or assets.

2.9 Litigation. Except as set forth in Schedule 2.9, there is no action, suit, proceeding, claim, arbitration, mediation or investigation pending, or, to the Company’s knowledge, threatened, before any regulatory body, agency, court, tribunal or governmental or quasi-governmental entity, foreign or domestic (“Governmental Entity”), against or affecting the Company or any Subsidiary. Except as set forth in Schedule 2.9, neither the Company nor any Subsidiary has received any notice or assertion of such an action, suit, proceeding, claim, arbitration, mediation or investigation. To the knowledge of the Company, there is no reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation except for the matters set forth on Schedule 2.9, or for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into the Agreement, performing its obligations hereunder or consummating the transactions contemplated hereby. There is no judgment, decree, writ, award, temporary or permanent injunction, stipulation, determination or order against the Company or any Subsidiary or any of their respective officers (in their capacities as such), or any of their respective properties or assets, or, to the knowledge of the Company, any of the Company’s employees (in their capacities as such). There are no settlements or similar agreements with any Governmental Entity affecting the Company or any Subsidiary or any of their respective properties or assets. None of the Company or any Subsidiary has any actions, suits, proceedings, claims, arbitrations, mediations or investigations pending before any regulatory body, agency, court, tribunal or governmental or quasi-governmental body against any other Person, nor is the Company or any Subsidiary a party to, or subject to the provisions of, any judgment, decree, writ, award, temporary or permanent injunction, stipulation, determination or order of any Governmental Entity.

2.10 Transfer Taxes. Prior to the issuance of the Shares and, if applicable, the Price Protection Shares, all stock transfer or other Taxes (other than income Taxes) which are required to be paid in connection with such sale and issuance will be, or will have been, fully paid or provided for by the Company, all Laws imposing such Taxes will be or will have been fully complied with, and all Tax Returns with respect to such Taxes will be timely filed.

2.11 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

2.12 Customers and Suppliers. Since September 30, 2012, no significant customer or supplier of the Company or any Subsidiary, including but not limited to any state or federal agency, has given the Company or any Subsidiary any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and the Company or any Subsidiary, and, there has not been any materially adverse change in the business relationship of the Company or any Subsidiary with any such customer or supplier since September 30, 2012.

2.13 Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) directly or indirectly, made any unlawful payment to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the book and records of the Company, (v) failed to disclose fully any contribution made by the Company or any Subsidiary or made by any person acting on its behalf and of which the Company is aware in violation of Law, or (vi) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.14 SEC Filings; Financial Statements.

(a) The Company’s Common Stock is registered pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2010, all of which are available to the Purchasers on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all documents filed as exhibits to the Company SEC Reports (“Exhibits”) are available on the SEC Website. All documents required to be filed as Exhibits to the Company SEC Reports have been so filed. As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the Company SEC Reports, and the Company SEC Reports contain a complete and accurate description in all material respects of the Company’s and the Subsidiaries’ business.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), (i) complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments. Since January 1, 2010, there has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended September 30, 2012, is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Schedule 2.14(b), neither the Company nor any Subsidiary has incurred any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, except liabilities (i) reflected on, reserved against, or disclosed in the notes to the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

(c) The Company has heretofore made available to the Purchasers complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.15 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Act”). Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Act and the related rules and regulations promulgated thereunder.

2.16 Corporate Records. The Company has delivered or made available to Purchasers true and complete copies of the certificate of incorporation and bylaws (in each case as amended to the date of this Agreement) of the Company and the certificate of incorporation and bylaws (or other comparable organization or governance documents) of each Subsidiary. Except as set forth on Schedule 2.16, the minute books of the Company and the Subsidiaries previously made available to Purchasers contain complete and accurate minutes of all meetings of the Board of Directors and the board of directors of each Subsidiary (and all committees thereof) ratified as of the date hereof and accurately reflect all other corporate action of the stockholders of the Company, the Board of Directors and the board of directors of each Subsidiary (and all committees thereof) to the date hereof, including all amendments and corrections. Schedule 2.16 sets forth minutes from prior meetings of the Board of Directors (and the audit committee thereof) which minutes have not yet been approved by the Board of Directors (or the audit committee, as the case may be) but which are substantially complete and accurately reflect, in all material respects, the corporate action of the Board of Directors (or the audit committee, as the case may be) taken at such meetings.

2.17 Nasdaq Compliance and Listing. The Company’s Common Stock is listed on the NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Shares and, if applicable, the Price Protection Shares is in effect and no proceedings for such purpose are pending or threatened. The Company is in compliance with the continued listing requirements and standards of the NASDAQ Stock Market with respect to the Common Stock. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares and, if applicable, the Price Protection Shares.

2.18 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Each of the Purchasers hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Investment Representations and Covenants. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Shares and, if applicable, the Price Protection Shares; (ii) the Purchaser is acquiring the number of Shares set forth in Section 1.1 above and, if applicable, the Price Protection Shares, in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares, any such Price Protection Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares or any such Price Protection Shares within the meaning of Section 2(11) of the Securities Act; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or any of the Price Protection Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that its acquisition of the Shares and, if applicable, the Price Protection Shares, has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

3.2 Authorization; Validity of the Agreement. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of the Agreement, and (ii) upon the execution and delivery of the Agreement, assuming the valid execution hereof by the Company, the Agreement shall constitute valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.4 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Agreement, the SEC Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares and, if applicable, the Price Protection Shares, constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and, if applicable, the Price Protection Shares,. The Purchaser acknowledges that it has not relied on any representation or warranty from the Company or any other Person in making its investment or decision to invest in the Company, except as expressly set forth in this Agreement.

3.5 Restrictive Legend. The Purchaser understands that, until such time as a registration statement covering the Shares and, if applicable, the Price Protection Shares, has been declared effective or the Shares and, if applicable, the Price Protection Shares, may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and, if applicable, the Price Protection Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares or the Price Protection Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

3.6 Sufficient Funds. The Purchaser has sufficient funds to consummate the purchase of the Shares.

ARTICLE IV

COVENANTS

4.1 Efforts. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

4.2 Injunctive Relief. Each party acknowledges that any breach or threatened breach of the provisions of Section 4.4 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the breaching party from committing such breach or threatened breach. The right provided under this Section 4.2 shall be in addition to, and not in lieu of, any other rights and remedies available to the parties.

4.3 Covenants. Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

4.4 Price Protection Share Right. Each Purchaser and its respective transferees who are Eligible Persons (as defined below) shall have the right to receive Price Protection Shares, subject to the terms and conditions of this Section 4.4:

(a) If the Average Trading Price (as defined below) is less than One Dollar Forty Cents ($1.40), each Eligible Person will have the right to receive, and the Company shall issue to each Eligible Person on the tenth (10th) Business Day after the first anniversary of the date hereof (the “Price Protection Share Issuance Date”), for no consideration, a number of Price Protection Shares equal to the Additional Shares.

“Additional Shares” means the number of shares equal to a fraction, (a) the numerator of which is (I) the product of (w) the number of Shares held by such Eligible Person as of the first anniversary of the date hereof (the “Eligible Shares”), and (x) $1.40, minus (II) the product of (y) such number of Eligible Shares and (z) the Average Trading Price; and (b) the denominator of which is the Average Trading Price.

(b) “Average Trading Price” shall an amount equal to the volume-weighted average (rounded to the nearest 1/10,000 or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the daily volume-weighted average price of a share of Common Stock on any national securities exchange on which the Common Stock is listed (as reported by Bloomberg Financial Markets), for each of the twenty (20) consecutive trading days ending on the last trading day prior to the first anniversary of the date hereof.

(c) “Eligible Person” means each Purchaser or a Person to whom a Purchaser (or another Eligible Person) sells, offers to sell, assigns, pledges, hypothecates or otherwise transfers (each such transaction, a “Transfer”) any Shares in a private placement transaction that does not involve a sale to the public pursuant to a registration statement, pursuant to Rule 144 or otherwise, provided that such Person agrees in writing to be bound by the terms and provisions of this Agreement and provided further that such Transfer is otherwise in compliance with the terms and provisions of this Agreement and permitted by federal and state securities laws.

(d) Each Eligible Person will only be entitled to receive Price Protection Shares, if any, to the extent such Eligible Person holds Eligible Shares. No Shares shall qualify as Eligible Shares if any Eligible Person has requested the removal of the restrictive legend to be placed on such Shares pursuant to Section 3.5.

(e) No certificates or scrip representing fractional shares of Common Stock shall be issued to any Eligible Person entitled to receive Price Protection Shares. In lieu of such fractional share interests, the Company shall pay to each Eligible Person an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Price Protection Shares to be received by such holder) would otherwise be entitled by (ii) the Average Trading Price.

(f) From the Closing Date through the Price Protection Share Issuance Date, the Company will at all times keep a sufficient number of shares of Common Stock reserved for issuance pursuant to the Price Protection Share Right provided for in this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Price Protection Shares shall not exceed One Million Two Hundred and Fifty Thousand (1,250,000). In the event the aggregate number of Price Protection Shares would otherwise exceed One Million Two Hundred and Fifty Thousand (1,250,000), each Eligible Person will have the right to receive, and the Company shall issue to each Eligible Person, in accordance with the terms of this Section 4.4, such Eligible Person’s pro rata portion (according to the number of Eligible Shares held by such Eligible Person) One Million Two Hundred and Fifty Thousand (1,250,000) Price Protection Shares.

(h) The number of Price Protection Shares to be issued pursuant to this Agreement (including the maximum number of Price Protection Shares set forth in Section 4.4(g)) shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Common Stock occurring or having a record date on or after the date of this Agreement and prior to the Price Protection Share Issuance Date.

4.5 Lock-Up Agreement. Except in connection with a Change of Control (as defined below), the Purchasers shall not, without prior written approval of the Company, directly or indirectly, sell, offer or agree to sell, contract to sell, grant any option for the sale of, make any short sale, pledge, or enter into any hedging transaction that could result in a transfer of, or otherwise dispose of the Shares for a period commencing as of the Closing Date and ending on the nine (9) month anniversary of the Closing Date. For purposes of this Agreement, a “Change of Control” shall mean (x) the consummation of any of the following transactions: (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, (ii) the merger of the Company into or its consolidation with any other entity in which the Company is not the surviving entity (other than a wholly-owned subsidiary of the Company) or (iii) any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of; or (y) individuals who, immediately after giving effect to the Closing, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be an Incumbent Director.

4.6 Nasdaq Matters. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Common Shares and, if applicable, the Price Protection Shares. The Company shall take all necessary actions, including without limitation, complying with all requirements of the National Association of Securities Dealers, Inc. and providing appropriate notice to NASDAQ with respect to the Common Shares in order to obtain the listing of the Shares and, if applicable, the Price Protection Shares, on the NASDAQ Stock Market as soon as reasonably practicable.

4.7 Notification of Transfer. From the Closing Date through the first anniversary of the Closing Date, the Purchasers shall provide the Company with written notification of any Transfer of Shares held by such Purchasers within three (3) Business Days of such Transfer. Notwithstanding anything to the contrary, any such Transfer must be in compliance with the provisions of Section 4.5 hereof.

4.8 Piggy-Back Registration Rights. Promptly, but in any event within five (5) Business Days following the Closing Date, the Company and the Purchasers shall enter into an agreement, in a form mutually agreed upon by the Company and the Purchasers and on terms previously discussed by the parties, granting the Purchasers “piggy-back” registration rights with respect to the Shares.

4.9 Public Announcements. The Company and the Purchasers will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

ARTICLE V

INDEMNIFICATION

5.1 Survival. The representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen (18) month anniversary of the Closing and any investigation or finding made by or on behalf of a Purchaser or the Company; provided that the representations and warranties in Sections 2.1, 2.2, 2.3, and 2.4 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

5.2 Limits on Claims. The parties’ indemnification obligations under this Agreement shall be subject to the following:

(a) Neither party shall have any obligation to indemnify or hold harmless the other party unless, and only to the extent that, the aggregate amount of Losses (as defined in Section 5.3) incurred by the such other party exceeds $50,000, in which event the obligated party shall be required to pay or be liable for all such Losses from the first dollar; and

(b) Neither party shall have any obligation to make indemnification payments hereunder that exceed in the aggregate $5,000,000.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which a party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined disregarding any materiality or similar qualifiers contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement.

5.3 Indemnification by the Company. From and after the Closing Date, subject to any applicable limitations set forth in Section 5.1 and Section 5.2, the Company shall indemnify and hold each Purchaser and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (collectively, the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature (each a “Loss” and collectively, “Losses”) arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Company set forth in this Agreement or in any other certificate or writing delivered by the Company pursuant to this Agreement (in each case disregarding for this purpose any materiality, Material Adverse Effect or similar qualifiers contained herein or therein).

5.4 Indemnification by the Purchasers. From and after the Closing Date, subject to any applicable limitations set forth in Section 5.1 and Section 5.2, each Purchaser, severally and not jointly and severally, shall indemnify and hold the Company and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (the “Company Indemnified Parties”) harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of such Purchaser set forth in this Agreement or in any other certificate or document delivered by such Purchaser pursuant to this Agreement (in each case disregarding for this purpose any materiality or similar qualifiers contained herein or therein).

5.5 Procedure for Indemnification. Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, however, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (i) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 30-day response period if a response, received within such 30 day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

5.6 Remedies Exclusive. Subject to Section 4.2 hereof and except with respect to the assertion of any claim based on fraud, the remedies provided in this Article V shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein or in any other certificate or document delivered pursuant to this Agreement. Subject to Section 4.2 hereof and except with respect to the assertion of any claim based on fraud, after the Closing, no party may commence any suit, action or proceeding against any other party hereto with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Article V. No officer, director, employee or agent of the Company shall be personally liable in any manner or to any extent (whether in contract or tort) under or in connection with this Agreement. The limitation of liability provided in this Section 5.6 is in addition to, and not in limitation of, any limitation on liability applicable to any such person provided by law or by this Agreement or any other contract, agreement or instrument.

5.7 Right of Set-Off. If the indemnifying party has not satisfied in cash any indemnification obligation owed by them hereunder, the party seeking indemnification may, at its discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the party seeking indemnification to the indemnifying party.

ARTICLE VI

MISCELLANEOUS

6.1 Broker’s Fee. Each of the parties hereto hereby represents to the other that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchasers other than Crews & Associates, which compensation shall be borne by the Company and shall be paid upon the Closing.

6.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that each Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of such Purchaser who is an “accredited investor” as set forth in Section 3.1 and agrees to be bound by the terms and conditions of this Agreement. The Company shall execute such acknowledgements of such assignments and collateral assignments in such forms as a Purchaser may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 6.2 shall be void and of no force or effect. “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

6.3 Expenses. (a) The legal, accounting, financing, due diligence and other costs and expenses incurred by the Purchasers in connection with the transactions contemplated hereby will be borne by the Purchasers and (b) the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby will be borne by the Company.

6.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Revolution Lighting Technologies, Inc.

177 Broad Street

Stamford, CT 06901

Facsimile:	(704) 405 - 0422
Attention:	Chief Executive Officer

with copies to:

Lowenstein Sandler LLP

1251 Avenue of the America, 17th Floor

New York, NY 10020

Facsimile:	(973) 535-3357
Attention:	Marita A. Makinen, Esq.

or to such other person at such other place as the Company shall designate to the Purchasers in writing; and

(b)	if to the Purchasers, to:

c/o American Money Management Corp.

301 East Fourth Street

Cincinnati, Ohio 45202

Facsimile:	(513) 579-2911
Attention:	Joseph A. Haverkamp

with a copy to:

c/o American Financial Group, Inc.

27th Floor

301 East Fourth Street

Cincinnati, Ohio 45202

Facsimile:	(513) 352-9272
Attention:	Mark A. Weiss

or at such other address as may have been furnished to the Company in writing.

6.5 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchasers.

6.6 Headings. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

6.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The submission of a signature page transmitted by facsimile (or other electronic transmission, including pdf) shall be considered as an “original” signature page for purposes of this Agreement.

6.10 Entire Agreement. This Agreement, the Schedules and the other agreements, documents and instruments contemplated hereby and referenced herein contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof.

6.11 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (other than the Purchaser Indemnified Parties and the Company Indemnified Parties).

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By	/s/ Robert V. LaPenta
	Name:	Robert V. LaPenta
	Title:	Chief Executive Officer

PURCHASERS:

GREAT AMERICAN LIFE INSURANCE COMPANY

By	/s/ Mark F. Muething
	Name:	Mark F. Muething
	Title:	Executive Vice President

GREAT AMERICAN INSURANCE COMPANY

By	/s/ Stephen C. Beraha
	Name:	Stephen C. Beraha
	Title:	Assistant Vice President

[Signature Page to Investment Agreement]